News Release

BearingPoint Files Form 8-K
Company Appeals Court Order On Series B Debentures And
Seeks Consent of Lenders and Bondholders
Provides Update on Status of 2005 10-K Filing
Provides Business Update For Q2 2006
McLean, Va., September 26, 2006 — BearingPoint, Inc. (NYSE: BE), one of the world’s largest management and technology consulting firms, today filed a Form 8-K with the Securities and Exchange Commission.
In the filing, BearingPoint stated that on September 19, 2006, an order was entered by the State Supreme Court for New York County finding the Company in default under the indenture governing the Company’s 2.75% Series B Convertible Subordinated Debentures due 2024 as a result of its failure to timely provide certain Securities and Exchange Commission periodic reports to the trustee under the Subordinated Indenture. In its decision, the New York County Court determined that the amount of damages to the holders of the Series B Debentures was to be determined at trial at a later date. In addition, acceleration of the Series B Debentures was neither sought by the Trustee in its motion for summary judgment nor ordered by the New York County Court.
Harry You, Chief Executive Officer of BearingPoint, stated: “We respectfully but strongly disagree with the decision not to dismiss this claim and are appealing the order. It is important to note the court did not order an acceleration of the debentures nor grant the request to award damages. The new uncertainties and risks created by this lawsuit are unacceptable to the Company, our lenders, our other debentures holders, shareholders, and employees.”
The Company believes that there were serious errors in the New York County Court’s ruling and is pursuing a remedy to this action, including an appeal. The Company has commenced discussions with representatives of the holders of all series of its debentures and the lenders under its Senior Credit Facility to avoid any unintended effects of this decision. The Company is and will remain in constant communication with the providers of its surety bonds regarding ongoing developments. The Company continues to preserve its rights in the current lawsuit by simultaneously pursuing an appeal.
Timing of 2005 Form 10-K Filing
As reported in more detail in its Form 8-K filed separately with the SEC, the Company also indicated today that it is deferring the filing of its Annual Report on Form 10-K for fiscal 2005 as it believes the uncertainties created by this decision would result in an explanatory paragraph indicating uncertainty about the Company’s ability to continue as a going concern relative to its 2005 financial statements if an opinion from its independent registered public accountants were sought at this time. As a result of the Order, it is the Company’s view that generally accepted accounting principles in the United States would require the reclassification of the liabilities associated with the principal of these debentures to current, rather than long-term liabilities. If such a reclassification were to occur, the Company would receive an opinion from its independent registered public accountants containing an explanatory paragraph indicating uncertainty about the Company’s ability to continue as a going concern relative to the financial statements to be included in its 2005 Annual Report on Form 10-K, which has not yet been filed.
As a direct consequence of the Order, its potential impact on the Company’s indebtedness and the opinion of its independent registered public accountants still to be rendered with respect to its 2005 consolidated financial statements, the Company is deferring the filing of its 2005 Annual Report on Form 10-K beyond September 30, 2006 until these uncertainties are addressed.
2005 Preliminary Unaudited Results
The Company’s preliminary, unaudited information provided below does not take into account any adjustments related to the decision on the Series B Debenture matter nor to the impacts from the passage of time related to subsequent events accounting.
These unaudited preliminary financial results are:
•	Gross revenue for 2005 was approximately $3.40 billion, representing a 1% growth rate over 2004.
•	Net revenue for 2005 was $2.40 billion, an approximately 2% increase over the prior year.
•	Net loss for 2005 is expected to be in the range of $650 to $720 million. Net loss will be affected by the following factors: losses on our contract with Hawaiian Telecommunications, Inc. where we have been engaged to design, build and operate various systems for the client and, for various reasons, contractual milestones have been missed; significant finance and accounting costs related to closing our 2005 financial statements and conducting the related audit; goodwill impairment; write-off of deferred tax assets; and increased compensation expense related to various employee retention initiatives, including the previously disclosed retention-based restricted stock units.
Q2 2006 Business Update
BearingPoint reported business highlights for key business metrics for the second quarter ended June 30, 2006, which were driven by solid performance in the Company’s core business and continued traction in the marketplace.
Mr. You commented: “Our underlying business remains solid and clients continue to turn to BearingPoint to help them solve complex problems and support their key business objectives. With a host of recent and significant client wins under our belt, we continue to demonstrate our ability to go into the market, compete and win on a global playing field.”
Highlights of BearingPoint’s second-quarter performance include:
•	Bookings were $811 million in the second quarter of this year, a modest sequential increase over the first quarter of this year, bringing total bookings for the first half of 2006 to $1.6 billion;
•	Voluntary total employee turnover was 29%, up from 24% in the first quarter 2006;
•	Total workforce utilization was 76.8%, up from 73.4% in the first quarter 2006;
•	Billable headcount for the second quarter of 2006 stood at approximately 15,200, a slight decline from the first quarter of 2006.
In addition, as of September 25, 2006, cash balances were approximately $291 million.
2006 Guidance
As the Company continues to work through completing its 2005 and 2006 filings and as it continues its final push to improve its financial and human resources systems globally, it is targeting becoming current with its SEC filings by late spring of 2007, at the earliest. Through this process, it will continue to incur higher than expected finance and accounting charges. While the Company’s core business remains strong, as a result of these costs coupled with expenses related to equity compensation and bonus accruals and other non-recurring items as well as the uncertainty around the events discussed in today’s Form 8-K, the Company will be significantly below the low end of its GAAP operating income and cash guidance ranges for 2006.
With respect to revenue, Mr. You stated: “Before the uncertainty created by the recent court decision and the issues it has raised, we were on track to meet our previously disclosed 2006 revenue guidance.”
However, given the uncertainty the Company may face in the near-term as a direct result of the Series B Debenture lawsuit and the associated delay with the production, completion and filing of its 2005 Form 10-K and related financial statements, it will not affirm its 2006 revenue guidance. Accordingly, the Company’s previous financial guidance should be considered withdrawn.
Conference Call Information
BearingPoint will host a conference call to discuss the filing and business update today, September 26, at 5:30 p.m. ET. To participate on this call, please dial: +1 800 399-6696 (+1 706 679-7614 outside the United States, Puerto Rico and Canada) approximately 15 minutes before the scheduled start of the call. Alternatively, to listen to the live call, please go to the Investor Relations section of BearingPoint’s website at www.bearingpoint.com. A replay of the conference call will be available online at www.bearingpoint.com and via telephone by dialing 1 800 642-1687 (+1 706 645-9291 outside the United States, Puerto Rico and Canada) and entering conference code 7357194 from 9:30 p.m. ET September 26 through 11:59 p.m. ET on October 6, 2006.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has approximately 17,500 employees, and major practice areas focusing on the Public Services, Financial Services and Commercial Services markets. For nearly 100 years, BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. For more information, visit the Company’s website at www.BearingPoint.com.
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This release contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “continue,” “expects,” “intends,” “plans,” “believes,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and which could materially and adversely affect the Company’s financial condition and results of operations. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from the forward-looking statements for many reasons, including, without limitation, the following:
The Company’s continuing failure to file required periodic reports with the SEC could result in a loss of business, delisting from the New York Stock Exchange and defaults under the 2005 Credit Facility and debentures, if it ceases to obtain extensions for these filings. The Company’s current cash resources might not be sufficient to meet its expected near-term cash needs (e.g., to settle lawsuits). The Company’s 2005 Credit Facility imposes a number of restrictions which may negatively affect its ability to finance future needs, or do so on favorable terms. If the Company violates these restrictions, the Company could be in default under the 2005 Credit Facility or other indebtedness. If the Company’s operating performance is materially and adversely affected, the Company may be required to post cash collateral to support obligations under the 2005 Credit Facility, as well as surety bonds, and the Company may be unable to obtain new surety bonds, letters of credit or bank guarantees in support of client engagements on acceptable terms. If the Company’s borrowings under the 2005 Credit Facility or debentures were to be accelerated, there would be a material and adverse effect on the Company’s financial condition. Downgrades of the Company’s credit ratings could materially and adversely affect its financial condition. Please refer to Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ for additional information regarding risk factors.

For Media:	For Investors:
Elliot Sloane	Connie Weaver
Sloane & Company	BearingPoint Inc.
ESloane@Sloanepr.com	Connie.Weaver@BearingPoint.com
Tel: 212-486-9500	Tel: 908-607-2301
Francesca Luthi
BearingPoint Inc.
Francesca.Luthi@BearingPoint.com
Tel: 908-607-2100
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